Exhibit 10.1

May 10, 2007

Kathy Vrabeck

Dear Kathy:

Congratulations! Please accept our offer to become part of EA’s rich game making history and future.

I am pleased to offer you a regular full-time position with Electronic Arts as President, Casual Entertainment Division commencing on May 30, 2007 at a base salary of $45,833.33 per month or $550,000 annualized, minus applicable deductions. You will be reporting directly to me.

For your information, I have enclosed several documents that will provide an introduction to life at EA, including an overview of our benefits programs and EA’s Global Code of Conduct. Other EA policies and procedures are on EA’s intranet and will be reviewed with you at orientation.

You will also be eligible to participate in our discretionary bonus program. This discretionary bonus is typically determined at the end of our fiscal year (March) and is prorated for your months of employment. You need to be employed by EA by January 15th to be eligible for a bonus in this fiscal year. Your discretionary bonus target will be 75% of your salary. To receive payment of your bonus you must be employed by Electronic Arts at the time any bonuses are paid. In addition, EA reviews performance and compensation levels annually, and it currently makes merit adjustments in June of each year. To be eligible for a merit increase at next June’s review, you must commence employment by January 15th of the same calendar year.

I will recommend to the Compensation Committee that you be granted a Non-Qualified Stock Option to purchase 315,000 shares of Electronic Arts common stock in accordance with our 2000 Equity Incentive Plan. This stock option will first vest and become exercisable as to 24% of the underlying shares, 12 months from Vest Start Date and will then vest in 2% increments on the first calendar day of each month thereafter for 38 months. The Committee typically grants and prices stock options on the 16th of each month or on the next business day following when this date falls on a weekend or holiday; however, the date on which the Committee acts could be later depending on a variety of factors, including the proximity of your start date to the 16th. You will receive more details regarding this stock option from Stock Administration after the grant date

In addition, I will recommend to the Compensation Committee that you be granted a one-time Ownership Award in the form of 45,000 Restricted Stock Units (RSUs) in accordance with our 2000 Equity Incentive Plan. This Award will first vest as to 100% of the shares on the four-year anniversary of the grant date. The Committee typically grants RSUs on the 16th of each month or on the next business day following when this date falls on a weekend or holiday; however, the date on which the Committee acts could be later depending on a variety of factors, including the proximity of your start date to the 16th. You will receive more details regarding this Award from Stock Administration after the grant date.

Kathy Vrabeck

May 10, 2007

Lastly, you will accrue Paid Time Off (PTO) at the rate of four weeks per year (or 6.150 hours per pay period) up to the maximum accrual of 200 hours. While this accrual rate is an exception to our current PTO policy, the PTO policy will apply in all other respects (including future accrual rates) unless the policy is otherwise modified or we otherwise agree in writing.

If you have any questions about this offer or about your eligibility to participate in or to be covered by any of the described benefits, please call me.

In the course of your work, you will have access to proprietary materials and concepts. Our offer is contingent on your signing Electronic Arts’ New Hire/ Proprietary Information Agreement. Two copies are enclosed for signature (please keep one for your own records).

This offer letter contains the entire understanding between you and Electronic Arts as to the terms of your offer of employment and specifically supersedes all previous discussions you may have had with anyone at Electronic Arts regarding those terms.

This offer of employment is made contingent upon your providing Electronic Arts with proof that you have the legal right to work in the United States. This will be handled as part of your orientation process.

In addition, EA will conduct a background check pursuant to a written notice you will receive under separate cover, and this offer of employment is contingent upon the results of such check being acceptable to EA.

This offer of employment is valid through May 15, 2007. If you accept this offer, please sign below and return both pages of the original offer letter to Cindy Nicola, in Talent Acquisition in the enclosed envelope, and we can begin your orientation to EA. Please keep a copy for yourself.

Please join our team and help us be the place where GREAT people create and deliver GREAT games.

If you have any questions regarding this offer, please feel free to contact me.

Sincerely,

/s/ John Riccitiello
John Riccitiello
Chief Executive Officer

JSR/dal

Enclosures

Accepted by candidate:	Date:

/s/ Kathy Vrabeck	May 11, 2007

Anticipated Start Date: May 30, 2007

cc: Imelda Oki for distribution to Personnel File